Exhibit 10.3

1997 Edition—Electronic Format

AIA Document B141-1997

Standard Form of Agreement Between Owner and Architect

with Standard Form of Architect’s Services

TABLE OF ARTICLES

1.1 INITIAL INFORMATION

1.2 RESPONSIBILITIES OF THE PARTIES

1.3 TERMS AND CONDITIONS

1.4 SCOPE OF SERVICES AND OTHER SPECIAL TERMS AND CONDITIONS

1.5 COMPENSATION

AGREEMENT made as of the 31st day of January in the year 2003, effective as of the 10th day of October, 2001.

BETWEEN the Architect’s client identified as the Owner:

Old Evangeline Downs, LLC

7620 N.E. Evangeline Thruway

Carenero, Louisiana 70520

and the Architect:

KGA Architecture

4170 South Decatur Boulevard, Suite B-5

Las Vegas, Nevada 89103

For the following Project: Evangeline Casino and Racetrack, Opelousas, Louisiana

The Owner and Architect agree as follows.

ARTICLE 1.1 INITIAL INFORMATION

1.1.1 This agreement is based on the letter from the Architect to Peninsula Gaming dated October 10, 2001. By signing below, Peninsula Gaming assigns all of its right, title and interest in and to said letter to the Owner. The Owner accepts such assignment and assumes all obligations thereunder. Architect consents to such assignment and agrees that Peninsula Gaming is discharged thereunder and is relieved and released from all obligations thereunder. Said letter is attached hereto as Exhibit A.

1.1.2 PROJECT PARAMETERS

1.1.2.1 The objective or use is described in Exhibit A.

1.1.2.2 The physical parameters are described in Exhibit A.

1.1.2.3 The Owner’s Program is described in Exhibit A.

1.1.2.4 The legal parameters are described in Exhibit A.

1.1.2.5 The financial parameters are described in Exhibit A.

1.1.2.6 The time parameters are described in Exhibit A.

1.1.2.7 The proposed procurement or delivery method for the Project is described in Exhibit A.

1.1.2.8 All other Other parameters are described in Exhibit A.

1.1.3 PROJECT TEAM

1.1.3.1 The Owner’s Designated Representative is Michael Luzich or his designee.

1.1.3.3 The Owner’s other consultants and contractors are:

Contractor:

W.G. Yates & Sons Construction Company

200-A Lentensa Street

Biloxi, Mississippi 39530

Owner’s Construction Manager:

KGA Architecture

4170 South Decatur Boulevard, Suite B-5

Las Vegas, Nevada 89103

1.1.3.4 The Architect’s Designated Representative is Ed Kittrell Jr. or his designee.

1.1.3.5 The consultants retained at the Architect’s expense are described in Exhibit A.

1.1.5 When the services under this Agreement include contract administration services, the General Conditions of the Contract for Construction shall be the 1997 edition of AIA Document A201 as modified and amended in the form attached to the Standard Form of Agreement between Owner and Contractor dated January 21, 2003 (the “Construction Contract”).

1.1.6 The information contained in this Article 1.1 may be reasonably relied upon by the Owner and Architect. Both parties, however, recognize that such information may change.

ARTICLE 1.2 RESPONSIBILITIES OF THE PARTIES

1.2.1 The Owner and the Architect shall cooperate with one another to fulfill their respective obligations under this Agreement. Both parties shall endeavor to maintain good working relationships among all members of the Project team.

1.2.2 OWNER

1.2.2.1 Unless otherwise provided under this Agreement, the Owner shall provide full information in a timely manner regarding requirements for and limitations on the Project. The Owner shall furnish to the Architect, within 15 days after receipt of a written request, information necessary and relevant for the Architect to evaluate, give notice of or enforce lien rights.

1.2.2.2 The Contractor shall periodically update the budget for the Project, including that portion allocated for the Cost of the Work as set forth in the construction Contract.

1.2.2.3 The Owner’s Designated Representative identified in Paragraph 1.1.3 shall be authorized to act on the Owner’s behalf with respect to the Project. The Owner or the Owner’s Designated Representative shall render decisions in a timely manner pertaining to documents submitted by the Architect in order to avoid unreasonable delay in the orderly and sequential progress of the Architect’s services.

1.2.2.4 The Architect shall furnish the services of consultants to perform the services as set forth in Exhibit A.

1.2.2.5 The Owner or the Architect, as set forth in Exhibit A, shall furnish tests, inspections and reports required by law or the Contract Documents, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.

1.2.2.6 The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner’s needs and interests.

1.2.2.7 The Owner shall provide prompt written notice to the Architect if the Owner becomes aware of any fault or defect in the Project, including any errors, omissions or inconsistencies in the Architect’s Instruments of Service.

1.2.3	ARCHITECT

1.2.3.1 The services performed by the Architect, Architect’s employees and Architect’s consultants shall be enumerated in Exhibit A.

1.2.3.2 The Architect’s services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Project. The Architect shall submit for the Owner’s approval a schedule for the performance of the Architect’s services as set forth in Exhibit A and which shall be adjusted, if necessary, as the Project proceeds. This schedule shall include allowances for periods of time required for the Owner’s review, for the performance of the Owner’s consultants, and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by this schedule approved by the Owner shall not, except for reasonable cause, be exceeded by the Architect or Owner.

1.2.3.3 The Architect’s Designated Representative identified in Paragraph 1.1.3 shall be authorized to act on the Architect’s behalf with respect to the Project.

1.2.3.4 The Architect shall maintain the confidentiality of information specifically designated as confidential by the Owner, unless withholding such information would violate the law, or prevent the Architect from establishing a claim or defense in an adjudicatory proceeding. The Architect shall require of the Architect’s consultants similar agreements to maintain the confidentiality of information specifically designated as confidential by the Owner.

1.2.3.5 Except with the Owner’s knowledge and consent, the Architect shall not engage in any activity, or accept any employment, interest or contribution that would reasonably appear to compromise the Architect’s professional judgment with respect to this Project.

1.2.3.6 The Architect shall review laws, codes, and regulations applicable to the Architect’s services. The Architect shall respond in the design of the Project to requirements imposed by governmental authorities having jurisdiction over the Project.

1.2.3.7 The Architect shall be entitled to rely on the accuracy and completeness of services and information furnished by the Owner. The Architect shall provide prompt written notice to the Owner if the Architect becomes aware of any errors, omissions or inconsistencies in such services or information.

ARTICLE	1.3 TERMS AND CONDITIONS

1.3.1. COST OF THE WORK

1.3.1.1 The Cost of the Work shall be as defined in the Construction Contract.

1.3.1.3The Cost of the Work does not include the compensation of the Architect and the Architect’s consultants.

1.3.2 INSTRUMENTS OF SERVICE

1.3.2.1 Drawings, specifications and other documents, including those in electronic form, prepared by the Architect and the Architect’s consultants are Instruments of Service for use solely with respect to this Project. The Architect and the Architect’s consultants shall be deemed the authors and owners of their respective Instruments of Service and shall retain all common law, statutory and other reserved rights, including copyrights.

1.3.2.2 Upon execution of this Agreement, the Architect grants to the Owner, the Contractor and all subcontractors and subsubcontractors (as such terms are defined in the Construction Contract) a nonexclusive license to reproduce the Architect’s Instruments of Service solely for purposes of constructing, using and maintaining the Project, provided that the Owner shall comply with all obligations, including prompt payment of all sums when due, under this Agreement. The Architect shall obtain similar nonexclusive licenses from the Architect’s consultants consistent with this Agreement.

1.3.2.3 The Owner shall not assign, delegate, sublicense, pledge or otherwise transfer any license granted herein to another party without the prior written agreement of the Architect. However, the Owner shall be permitted to authorize the Contractor, Subcontractors, Sub-subcontractors and material or equipment suppliers to reproduce applicable portions of the Instruments of Service appropriate to and for use in their execution of the Work by license granted in Subparagraph 1.3.2.2. Submission or distribution of Instruments of Service to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the reserved rights of the Architect and the Architect’s consultants. The Owner shall not use the Instruments of Service for future additions or alterations to this Project or for other projects, unless the Owner obtains the prior written agreement of the architect and the Architect’s consultants. Any unauthorized use of the Instruments of Service by the Owner shall be at the Owner’s sole risk and without liability to the Architect and the Architect’s consultants.

1.3.2.4 Exhibit A sets forth the specific conditions governing the format of such Instruments of Service or electronic data, including any special limitations or licenses not otherwise provided in this Agreement.

1.3.3 CHANGES IN SERVICES

1.3.3.1 Changes in Services of the Architect, including services required of the Architect’s consultants, may be accomplished after execution of this Agreement in the manner set forth in Exhibit A.

1.3.4 MEDIATION

1.3.4.1 Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable proceedings by either party. If such matter relates to or is the subject of a lien arising out of the Architect’s services, the Architect may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the matter by mediation or by arbitration.

1.3.4.2 The Owner and the Architect shall endeavor to resolve claims, disputes and other matters in question between them by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect. Request for mediation shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

1.3.4.3 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

1.3.5 ARBITRATION

1.3.5.1 Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to arbitration. Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with Paragraph 1.3.4.

1.3.5.2 Claims, disputes and other matters in question between the parties that are not resolved by mediation shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the

American Arbitration Association currently in effect. The demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.

1.3.5.3 A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

1.3.5.4 No arbitration arising out of or relating to this Agreement shall include, by consolidation or joinder or in any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement and signed by the Owner, Architect, and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described herein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

1.3.5.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

1.3.6 CLAIMS FOR CONSEQUENTIAL DAMAGES. The Architect and the Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Paragraph 1.3.8.

1.3.7 MISCELLANEOUS INFORMATION

1.3.7.1 This Agreement shall be governed by the law of the principal place of business of the Architect. The design and drawings shall be prepared in accordance with the laws, rules and regulations of the State of Louisiana. The functions of the Architect under the Construction Contract shall be interpreted in accordance with the laws, rules and regulation of the State of Louisiana.

1.3.7.2 Terms in this Agreement shall have the same meaning as those in the edition of AIA Document A201, General Conditions of the Contract for Construction attached to the Construction Contract.

1.3.7.3 Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statutes of limitations shall commence to run not later than either the date of Substantial Completion for acts or failures to act occurring prior to Substantial Completion or the date of issuance of the final Certificate for Payment for acts or failures to act occurring after Substantial Completion. In no event shall such statutes of limitations commence to run any later than the date when the Architect’s services are substantially completed.

1.3.7.4 To the extent damages are covered by property insurance during construction, the Owner and the Architect waive all rights against each other and against the contractors,

consultants, agents and employees of the other for damages, except such rights as they may have to the proceeds of such insurance as set forth in the edition of AIA Document A201, General Conditions of the Contract for Construction attached to the Construction Contract . The Owner or the Architect, as appropriate, shall require of the contractors, consultants, agents and employees of any of them similar waivers in favor of the other parties enumerated herein.

1.3.7.5 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.

1.3.7.6 Unless otherwise provided in Exhibit A, the Architect and the Architect’s consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials or toxic substances in any form at the Project site.

1.3.7.7 The Architect shall have the right to include photographic or artistic representations of the design of the Project among the Architect’s promotional and professional materials. The Architect shall be given reasonable access to the completed Project to make such representations. However, the Architect’s materials shall not include the Owner’s confidential or proprietary information. The Owner shall provide professional credit for the Architect in the Owner’s promotional materials for the Project.

1.3.7.8 The Architect shall execute certificates in the form annexed to that certain Cash Collateral and Disbursement Agreement among U.S. Bank National Association, the Owner and others, the content of which certificates shall be satisfactory to the Architect.

1.3.7.9 The Owner and the Architect, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither the Owner nor the Architect shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to an institutional lender providing financing for the Project. In such event, the lender shall assume the Owner’s rights and obligations under this Agreement. The Architect shall execute all consents reasonably required to facilitate such assignment.

1.3.8 TERMINATION OR SUSPENSION

1.3.8.1 If the Owner fails to make payments to the Architect in accordance with this Agreement, such failure shall be considered substantial nonperformance and cause for termination or, at the Architect’s option, cause for suspension of performance of services under this Agreement. If the Architect elects to suspend services, prior to suspension of services, the Architect shall give seven days’ written notice to the Owner. In the event of a suspension of services, the Architect shall have no liability to the Owner for the delay or damage caused the Owner because of such suspension of services. Before resuming services, the Architect shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Architect’s services.

1.3.8.2 If the Project is suspended by the Owner for more than 30 consecutive days, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Architect shall be compensated for expenses incurred in the interruption and resumption of the Architect’s services.

1.3.8.5 This Agreement may be terminated by the Owner upon not less than seven days’ written notice to the Architect for the Owner’s convenience and without cause.

1.3.8.6 In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination in accordance with Exhibit A.

1.3.9 PAYMENTS TO THE ARCHITECT

1.3.9.1 Payments on account of services rendered and for Reimbursable Expenses incurred shall be made in accordance with Exhibit A.

1.3.9.3 Records of expenses pertaining to of services shall be available to the Owner or the Owner’s authorized representative at mutually convenient times.

ARTICLE 1.4 SCOPE OF SERVICES AND OTHER SPECIAL TERMS AND CONDITIONS

1.4.1 Enumeration of Parts of the Agreement. This Agreement represents the entire and integrated agreement between the Owner and the Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect. This Agreement comprises the documents listed below.

1.4.1.1 Standard Form of Agreement Between Owner and Architect, AIA Document B141-1997.

1.4.1.2 Standard Form of Architect’s Services: Design and Contract Administration, AIA Document, B141-1997, or as follows:

1.4.2 Special Terms and Conditions. Special terms and conditions that modify this Agreement are as follows:

It is the intention of the Owner and the Architect that Exhibit A is incorporated into this Standard Form of Agreement and that any inconsistencies between this Agreement and Exhibit A be resolved in favor of Exhibit A.

ARTICLE	1.5 COMPENSATION

1.5.1 For the Architect’s services as described under Article 1.4, compensation shall be computed in accordance with Exhibit A.

This Agreement entered into as of the day and year first written above.

Old Evangeline Downs, LLC	KGA Architecture

/s/ MICHAEL S. LUZICH	/s/ ED KITTRELL, Jr.
Owner (Signature)	Architect (Signature)
by: Michael Luzich, President	by: Ed Kittrell Jr., President

1997 Edition—Electronic Format

AIA Document B141-1997

Standard Form of Architect’s Services:

Design and Contract Administration

TABLE OF ARTICLES

2.1 PROJECT ADMINISTRATION SERVICES

2.2 SUPPORTING SERVICES

2.3 EVALUATION AND PLANNING SERVICES

2.4 DESIGN SERVICES

2.5 CONSTRUCTION PROCUREMENT SERVICES

2.6 CONTRACT ADMINISTRATION SERVICES

2.7 FACILITY OPERATION SERVICES

2.8 SCHEDULE OF SERVICES

2.9 MODIFICATIONS

ARTICLE	2.1 PROJECT ADMINISTRATION SERVICES

2.1.1 The Architect shall manage the Architect’s services and administer the Project. The Architect shall consult with the Owner, research applicable design criteria, attend Project meetings, communicate with members of the Project team and issue progress reports. The Architect shall coordinate the services provided by the Architect and the Architect’s consultants with those services provided by the Owner and the Owner’s consultants.

2.1.2 When Project requirements have been sufficiently identified, the Architect shall prepare, and periodically update, a Project schedule that shall identify milestone dates for decisions required of the Owner, design services furnished by the Architect, completion of documentation provided by the Architect, commencement of construction and Substantial Completion of the Work.

2.1.3 The Architect shall consider the value of alternative materials, building systems and equipments, together with other considerations based on program, budget and aesthetics in developing the design for the Project.

2.1.4 Upon request of the Owner, the Architect shall make a presentation to explain the design of the Project to representatives of the Owner.

2.1.5 The Architect shall submit design documents to the Owner at intervals appropriate to the design process for purposes of evaluation and approval by the Owner. The Architect shall be entitled to rely on approvals received from the Owner in the further development of the design.

2.1.6 The Architect shall assist the Owner in connection with the Owner’s responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project.

2.1.7 EVALUATION OF BUDGET AND COST OF THE WORK

2.1.7.1 As the design process progresses through the end of the preparation of the Construction Documents, the Architect shall update and refine the preliminary estimate of the Cost of the Work. The Architect shall advise the Owner of any adjustments to previous estimates of the Cost of the Work indicated by changes in Project requirements or general market conditions. If at any time the Architect’s estimate of the Cost of the Work exceeds the Owner’s budget, the Architect shall make appropriate recommendations to the Owner to adjust the Project’s size, quality or budget, and the Owner shall cooperate with the Architect in making such adjustments.

2.1.7.2 Evaluations of the Owner’s budget for the Project, the preliminary estimate of the Cost of the Work and updated estimates of the Cost of the Work prepared by the Architect represent the Architect’s judgment as a design professional familiar with the construction industry. It is recognized, however, that neither the Architect nor the Owner has control over the cost of labor, materials or equipment, over the Contractor’s methods of determining bid prices, or over competitive bidding, market or negotiating conditions. Accordingly the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner’s budget for the Project or from any estimate of the Cost of the Work or evaluation prepared or agreed to by the Architect.

ARTICLE 2.4 DESIGN SERVICES

2.4.1 The Architect’s design services shall include normal structural, mechanical and electrical engineering services.

2.4.2. SCHEMATIC DESIGN DOCUMENTS

2.4.2.1 The Architect shall provide Schematic Design Documents in accordance with Exhibit A.

2.4.3 DESIGN DEVELOPMENT DOCUMENTS

2.4.3.1 The Architect shall provide Design development Documents based on the approved Schematic Design Documents and updated budget for the Cost of the Work in accordance with Exhibit A.

2.4.4 CONSTRUCTION DOCUMENTS

2.4.4.1 The Architect shall provide Construction Documents based on the approved Design Development Documents and updated budget for the Cost of the Work in accordance with Exhibit A.

2.4.4.2 During the development of the Construction Documents, the Architect shall assist the Owner and the Contractor in the development and preparation of: (1) bidding and procurement information which describes the time, place and conditions of bidding; bidding or proposal forms; and the form of agreement between the Owner and the Contractor; and (2) the Conditions of the Contract for Construction (General, Supplementary and other Conditions). The Architect also shall compile the Project Manual that includes the Conditions of the Contract for Construction and Specifications and may include bidding requirements and sample forms.

ARTICLE 2.5 CONSTRUCTION PROCUREMENT SERVICES

2.5.1 The Architect shall assist the Owner and the Contractor in obtaining either competitive bids or negotiated proposals and shall assist the Owner and the Contractor in awarding and preparing contracts for construction.

2.5.2 The Architect shall assist the Owner and the Contractor in establishing a list of prospective bidders or contractors.

2.5.3 The Architect shall assist the Owner and the Contractor in bid validation or proposal evaluation and determination of the successful bid or proposal, if any.

ARTICLE 2.6 CONTRACT ADMINISTRATION SERVICES

2.6.1 GENERAL ADMINISTRATION

2.6.1.1 The Architect shall provide administration of the Contract between the Owner and the Contractor as set forth below and in the edition of the AIA Document A201, General Conditions of the Contract for Construction annexed to the Construction Contract.

2.6.1.2 The Architect’s responsibility to provide the Contract Administration Services under this Agreement commences with the award of the initial Contract for Construction and terminates at the issuance to the Owner of the final Certificate for Payment.

2.6.1.3 The Architect shall be a representative of and shall advise and consult with the Owner during the provision of the Contract Administration Services. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement.

2.6.1.4 Duties, responsibilities and limitations of authority of the Architect under this Article 2.6 shall not be restricted, modified or extended without written agreement of the Owner and Architect.

2.6.1.5 The Architect shall review properly prepared, timely requests by the Contractor for additional information about the Contract Documents. A properly prepared request for additional information about the Contract Documents shall be in a form prepared or approved by the Architect and shall include a detailed written statement that indicates the specific Drawings or Specifications in need of clarification and the nature of the clarification requested.

2.6.1.6 If deemed appropriate by the Architect, the Architect shall on the Owner’s behalf prepare, reproduce and distribute supplemental Drawings and Specifications in response to requests for information by the Contractor.

2.6.1.7 The Architect shall interpret and decide matters concerning performance of the Owner and Contractor under, and requirements of, the Contract Documents on written request of either the Owner or the Contractor. The Architect’s response to such requests shall be made in writing within any time limits set forth in the AIA Documents A201, General Conditions of the Contract for Construction annexed to the Construction Contract.

2.6.1.8 Interpretations and decisions of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings. The Architect shall not be liable for the results of interpretations or decisions so rendered in good faith.

2.6.1.9 The Architect shall render initial decisions on claims, disputes or other matters in question between the Owner and Contractor as provided in the Contract Documents. However, the Architect’s decisions on matters relating to aesthetic effect after consultation with the Owner.

2.6.2 EVALUATIONS OF THE WORK

2.6.2.1 The Architect, as a representative of the Owner, shall visit the site at intervals set forth in Exhibit A, or as otherwise agreed by the Owner and the Architect in Article 2.8, (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. The Architect shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents.

2.6.2.2 The Architect shall report to the Owner known deviations from the Contract Documents and from the recent construction schedule submitted by the Contractor. However, the Architect shall not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect shall be responsible for the Architect’s negligent acts or omissions, but shall not have control over or charge of and shall not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or of any other persons or entities performing portions of the Work.

2.6.2.3 The Architect shall at all times have access to the Work wherever it is in preparation or progress.

2.6.2.4 Except as otherwise provided in this Agreement or when direct communications have been specifically authorized, the Owner shall endeavor to communicate with the Contractor through the Architect about matters arising out of or relating to the Contract Documents. Communications by and with the Architect’s consultants shall be through the Architect.

2.6.2.5 The Architect shall have authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, and after consultation with the Owner, the Architect will have authority to require inspection or testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees or other persons or entities performing portions of the Work.

2.6.3 CERTIFICATION OF PAYMENTS TO CONTRACTOR

2.6.3.1 The Architect shall review and certify the amounts due the Contractor and shall issue Certificates for Payment in such amounts all in accordance with the provisions set forth in the edition of AIA Document A201, General Conditions of the Contract for Construction annexed to the Construction Contract. The Architect’s certification for payment shall constitute a representation to the Owner, based on the Architect’s evaluation of the Work as provided in Paragraph 2.6.2 and on the data comprising the Contractor’s Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Architect’s knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject (1) to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, (2) to results of subsequent tests and inspections, (3) to correction of minor deviations from the Contract Documents prior to completion, and (4) to specific qualifications expressed by the Architect.

2.6.3.2 The issuance of a Certificate for Payment shall not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction mean, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

2.6.3.3 The Architect shall maintain a record of the Contractor’s Application for Payment.

2.6.4 SUBMITTALS

2.6.4.1 The Architect shall review and approve or take appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect’s action shall be taken with such reasonable promptness as to cause no delay in the work or in the activities of the Owner, Contractor or separate contractors, while allowing sufficient time in the Architect’s professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

2.6.4.2 The Architect shall maintain a record of submittals and copies of submittals supplied by the Contractor in accordance with the requirements of the Contract Documents.

2.6.4.3 If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Architect shall specify appropriate performance and design criteria that such services must satisfy. Shop Drawings and other submittals related to the Work designed or certified by the design professional retained by the Contractor shall bear such professional’s written approval when submitted to the Architect. The Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.

2.6.5 CHANGES IN THE WORK

2.6.5.1 The Architect shall prepare Change Orders and Construction Change Directives for the Owner’s approval and execution in accordance with the Contract Documents. The Architect may authorize minor changes in the Work not involving an adjustment in Contract Sum or an extension of the Contract Time which are consistent with the intent of the Contract Documents. If necessary, the Architect shall prepare, reproduce and distribute Drawings and Specifications to describe Work to be added, deleted or modified, as provided in Paragraph 2.8.2.

2.6.5.2 The Architect shall review properly prepared, timely requests by the Owner or Contractor for changes in the Work, including adjustments to the Contract Sum or Contract Time. A properly prepared request for a change in the Work shall be accompanied by sufficient supporting data and information to permit the Architect to make a reasonable determination without extensive investigation or preparation of additional drawings or specifications. If the Architect reasonably determines that requested changes in the Work are not materially different from the requirements of the Contract Documents, the Architect may issue an order for a minor change in the Work or recommend to the Owner that the requested change be denied.

2.6.5.3 If the Architect determines that implementation of the requested changes would result in a material change to the Contract that may cause an adjustment in the Contract Time or Contract Sum, the Architect shall make a recommendation to the Owner, who may authorize further investigation of such change. Upon such authorization, and based upon information furnished by the Contractor, if any, the Architect shall estimate the additional cost and time that might result from such change, including any additional costs attributable to a Change in Services of the Architect. With the Owner’s approval, the Architect shall incorporate those estimates into a Change Order or other appropriate documentation for the Owner’s execution or negotiation with the Contractor.

2.6.5.4 The Architect shall maintain records relative to changes in the Work.

2.6.6 PROJECT COMPLETION

2.6.6.1 The Architect shall conduct inspections to determine the date or dates of Substantial Completion and the date of final completion, shall receive from the Contractor and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract Documents and assembled by the Contractor, and shall issue a final Certificate for Payment based upon a final inspection indicating the Work complies with the requirements of the Contract Documents.

2.6.6.2 The Architect’s inspection shall be conducted with the Owner’s Designated Representative to check conformance of the Work with the requirements of the Contract Documents and to verify the accuracy and completeness of the list submitted by the Contractor of Work to be completed or corrected.

2.6.6.3 When the Work is found to be substantially complete, the Architect shall inform the Owner about the balance of the Contract Sum remaining to be paid the Contractor, including any amounts needed to pay for final completion or correction of the Work.

2.6.6.4 The Architect shall receive from the Contractor and forward to the Owner: (1) consent of surety or sureties, if any, to reduction in or partial release of retainage or the making of final payment and (2) affidavits, receipts, releases and waivers of liens or bonds indemnifying the Owner against liens.

ARTICLE 2.7 FACILITY OPERATION SERVICES

2.7.1 The Architect shall meet with the Owner or the Owner’s Designated Representative promptly after Substantial Completion to review the need for facility operation services.

2.7.2 Upon request of the Owner, and prior to the expiration of one year from the date of Substantial Completion, the Architect shall conduct a meeting with the Owner and the Owner’s Designated Representative to review the facility operations and performance and to make appropriate recommendations to the Owner.

ARTICLE 2.9 MODIFICATIONS

2.9.1 Modifications to this Standard Form of Architect’s Services: Design and contract Administration, if any, are as follows:

It is the intention of the Owner and the Architect that Exhibit A is incorporated into the Standard Form of Architect’s Services: Design and Construction Administration and that any inconsistencies between this agreement and Exhibit A shall be resolved in favor of Exhibit A. In addition any inconsistencies between the Architect’s functions under the Construction Contract and such functions which are obligations of the Architect under this Standard Form of Architect’s Services and Contract Administration shall be resolved in favor of the Construction Contract.

By its execution, this Standard Form of Architect’s Services: Design and Contract Administration and modifications hereto are incorporated into the Standard Form of Agreement Between the Owner and Architect, AIA Document B141-1997, that was entered into by the parties as of the date:

Old Evangeline Downs, LLC	KGA Architecture

/s/ MICHAEL S. LUZICH	/s/ ED KITTRELL, JR.
Owner (Signature)	Architect (Signature)
by: Michael Luzich, President	by: Ed Kittrell Jr., President